Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y. – April 28, 2016 — Ultralife Corporation (NASDAQ: ULBI) reported operating income of $0.5 million on revenue of $20.8 million for the first quarter ended March 27, 2016. For the first quarter of 2015, the Company reported operating income of $0.8 million on revenue of $19.2 million. Included in results for the first quarter of 2016 is $0.3 million of non-recurring costs and purchase accounting adjustments related to the acquisition of Accutronics Ltd., which the Company completed on January 13, 2016.

“During the first quarter, we achieved bottom-line profitability for the sixth consecutive quarter while absorbing direct costs and customary accounting adjustments related to the acquisition of Accutronics, and start-up costs associated with the Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) Program. Although our year-over-year revenue comparison was impacted by variability in the timing of order fulfillment, we held to our business model parameters, generating gross margin of 30.7%, continued to invest in new product development and further extended our pipeline for orders from both government/defense and commercial customers,” said Michael D. Popielec. “As a result, we remain well positioned to deliver profitable growth in 2016 now boosted by our acquisition of Accutronics.”

First Quarter 2016 Financial Results

Revenue was $20.8 million, an increase of $1.7 million, or 9%, compared to $19.2 million for the first quarter of 2015 reflecting the addition of Accutronics and higher Communications Systems sales. Battery & Energy Products sales were $16.4 million compared to $16.3 million last year, reflecting the contribution of $2.5 million of Accutronics sales which offset the revenue from a large 9-Volt and a large charger order in the first quarter of 2015. Communications Systems sales grew 51% to $4.4 million compared to $2.9 million for the same period last year as a result of shipments under the VIPER Program.

Gross profit was $6.4 million, or 30.7% of revenue, compared to $6.0 million, or 31.3% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 31.7%, compared to 29.4% last year, an increase of 230 basis points reflecting favorable product mix. Included in Battery & Energy Products’ gross margin was a negative 55 basis point impact of purchase accounting adjustments related to the acquisition of Accutronics. Communications Systems’ gross margin declined to 27.0% compared to 42.2% for the prior year primarily due to sales mix.

Operating expenses were $5.9 million compared to $5.2 million last year reflecting the addition of Accutronics and increased spending on new product development in response to a higher level of proposal activity, partially offset by tight control over discretionary spending. Included in operating expenses was $0.2 million of non-recurring expenses related to the acquisition of Accutronics. Operating expenses were 28.4% of revenue compared to 27.0% of revenue for the year earlier period.

Operating income was $0.5 million compared to $0.8 million last year. Operating income for the 2016 period includes purchase accounting adjustments and one-time expenses related to the acquisition of Accutronics of $0.3 million equivalent to $0.02 per share. Including these non-recurring adjustments and expenses, net income was $0.3 million, or $0.02 per share, compared to $0.5 million, or $0.03 per share, for the first quarter of 2015.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company’s business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company’s website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

ASSETS
	March 27, 2016	December 31, 2015
Current Assets:
Cash and Cash Equivalents	$2,902	$14,533
Trade Accounts Receivable, Net	15,140	11,430
Inventories	26,980	23,814
Prepaid Expenses and Other Current Assets	2,603	2,169

Total Current Assets	47,625	51,946
Property, Equipment and Improvements, Net	8,865	9,038
Goodwill, Intangibles and Other Assets	29,153	20,538

Total Assets	$85,643	$81,522

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$8,018	$6,494
Accrued Compensation and Related Benefits	1,928	2,377
Accrued Expenses and Other Current Liabilities	2,786	1,976
Current Portion of Debt	1,156	—

Total Current Liabilities	13,888	10,847
Deferred Income Taxes and Other Non-Current Liabilities	5,541	4,659

Total Liabilities	19,429	15,506

Shareholders’ Equity:
Common Stock	1,919	1,918
Capital in Excess of Par Value	177,202	177,007
Accumulated Deficit	(93,752)	(94,051)
Accumulated Other Comprehensive Loss	(1,186)	(907)
Treasury Stock	(17,808)	(17,808)

Total Ultralife Equity	66,375	66,159
Non-Controlling Interest	(161)	(143)

Total Shareholders’ Equity	66,214	66,016

Total Liabilities and Shareholders’ Equity	$85,643	$81,522

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Month Periods Ended
	March 27, 2016	March 29, 2015
Revenues:
Battery & Energy Products	$16,440	$16,276
Communications Systems	4,393	2,901

Total Revenues	20,833	19,177

Cost of Products Sold:
Battery & Energy Products	11,223	11,492
Communications Systems	3,205	1,678

Total Cost of Products Sold	14,428	13,170

Gross Profit	6,405	6,007

Operating Expenses:
Research and Development	1,656	1,359
Selling, General and Administrative	4,267	3,826

Total Operating Expenses	5,923	5,185

Operating Income	482	822
Other Expense	(113)	(188)

Income before Income Taxes	369	634
Income Tax Provision	(88)	(111)

Net Income	281	523
Net Loss Attributable to Non-Controlling Interest	18	10

Net Income Attributable to Ultralife Corporation	$299	$533

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic
	$0.02	$0.03

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted
	$0.02	$0.03

Weighted Average Shares Outstanding – Basic	15,323	17,346

Weighted Average Shares Outstanding – Diluted	15,666	17,354